Exhibit A

AGREEMENT REGARDING THE JOINT FILING OF SCHEDULE 13G

The undersigned, being duly authorized thereunto, hereby execute this agreement as an exhibit to this Schedule 13G to evidence the agreement of the below-named parties, in accordance with the rules promulgated pursuant to the Securities Exchange Act of 1934, to file this Schedule jointly on behalf of each such party.

Date: February 12, 2021

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first written above.

INTERSOUTH PARTNERS VII, L.P.

By:	Intersouth Associates VII, LLC
its General Partner

By:	/s/ Dennis Dougherty
Name:	Dennis Dougherty
Title:	Member Manager

INTERSOUTH ASSOCIATES VII, L.P.

By:	Intersouth Associates VII, LLC
its General Partner

By:	/s/ Mitch Mumma
Name:	Mitch Mumma
Title:	Member Manager

/s/ Dennis Dougherty
Dennis Dougherty

/s/ Mitch Mumma
Mitch Mumma